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                                                                      EXHIBIT 28

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Costco Companies, Inc.:

    We have reviewed the accompanying condensed consolidated balance sheet of Costco Companies, Inc. (a Delaware corporation) and subsidiaries as of February 15, 1998, and the related condensed consolidated statements of income for the twelve-week and twenty-four-week periods ended February 15, 1998 and February 16, 1997, and the condensed consolidated statements of cash flows for the twenty-four-week periods then ended. These financial statements are the responsibility of the Company's management.

    We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

    Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Seattle, Washington
March 10, 1998

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